Exhibit 23.6

Consent of David N. Penna

I consent to the inclusion in this annual report on Form 40-F of North American Palladium Ltd., which is being filed with the United States Securities and Exchange Commission, of references to my name and references to my involvement in the preparation of “Technical Report Lac des Iles Mine, Ontario, Incorporating Prefeasibility Study Offset Zone Phase I” filed on February 19, 2013 (effective date of January 31, 2013) included in the 2012 Annual Information Form of North American Palladium Ltd., dated March 20, 2013 (the “AIF”).

I also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-13766) and in the Registration Statement on Form F-10 (File No. 333-185656) of the references to my name and the above-mentioned information in the AIF.

Dated this 20th day of March, 2013.

Per:	/s/ David N. Penna, P.Geo.
David N. Penna, P.Geo.
Principal Geologist
Lac des Iles Mines Ltd.

P.O. Box 10547, Thunder Bay, Ontario, P7B 6T9

Tel: (807) 448-2000    Fax: (807) 448-2001

www.nap.com